UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2010

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 Poydras Street, Suite 1900
New Orleans, Louisiana	70130
(Address of principal executive offices)	(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 16, 2010, Tidewater Inc. (“Tidewater”) and certain of its subsidiaries (collectively, the “Claimants”) filed with the International Centre for Settlement of Investment Disputes (“ICSID”) a Request for Arbitration against the Bolivarian Republic of Venezuela. As previously reported by Tidewater, in May 2009 Petróleos de Venezuela, S.A. (“PDVSA”), the national oil company of Venezuela, took possession and control of (a) eleven of the Claimants’ vessels that were then supporting PDVSA operations in the Lake Maracaibo region, (b) the Claimants’ shore-based headquarters adjacent to Lake Maracaibo, (c) the Claimants’ operations in Lake Maracaibo, and (d) certain other related assets. The company also previously reported that in July 2009 Petrosucre, S.A., a subsidiary of PDVSA, took possession and control of the Claimants’ four vessels, operations, and related assets in the Gulf of Paria. Through those measures, it is Tidewater’s position that the Republic of Venezuela directly or indirectly expropriated the Claimants’ investments, including the capital stock of the Claimants’ principal operating subsidiary in Venezuela. The Republic of Venezuela has not paid any compensation for the expropriation.

The Claimants allege in the Request for Arbitration that each of the measures taken by the Republic of Venezuela against the Claimants violates Venezuela’s bilateral investment treaty obligations and rules and principles of Venezuelan law and international law. The Claimants believe, based on consultations with their advisors, that they are entitled to full reparation for the losses suffered as a result of those violations. The Claimants previously gave Venezuela notice of this dispute and requested consultations in an effort to resolve the dispute amicably. As the Claimants have received no response, they are seeking redress by submitting the dispute to ICSID arbitration.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom Executive Vice President, General Counsel and Secretary

Date: February 17, 2010